                                                FILED PURSUANT TO RULE 424(b)(3)
                                                FILE NO. 33-54297

PROSPECTUS

LOGO                              Offering by

                     UNITED PARCEL SERVICE OF AMERICA, INC.
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     This Prospectus relates to a continuing offer subject to the terms herein (the "Offering"), by United Parcel Service of America, Inc. ("UPS") to sell (i) to eligible UPS managers, supervisors, certain other individuals as determined from time to time by UPS, in its sole discretion and trustees and custodians of self-directed individual retirement accounts of such persons, shares of the common stock of UPS, par value $.10 per share ("UPS Common Stock"), and shares of the capital stock of Overseas Partners Ltd. ("Overseas"), par value $.10 per share ("Overseas Capital Stock") in units composed of one UPS share and one-fourth of an Overseas share, and (ii) to participants in any of UPS's stock option plans, which currently consist of the 1986 Stock Option Plan, as amended (the "1986 Plan") and the 1991 Stock Option Plan, as amended and restated (the "1991 Plan") (the "Stock Option Plans") shares of Overseas Capital Stock. No fractional units or fractional Overseas shares are being offered, or will be sold, hereby. Subscriptions will be adjusted, as provided herein, to prevent the sale of fractional shares of Overseas Capital Stock. See "THE OFFERING -- How to Subscribe to Units;" and "THE OFFERING -- How to Subscribe to Overseas Capital Stock."

     The Offering commenced in 1994 and will continue for an indefinite period, subject to the right of UPS to withdraw it at any time. See "THE
OFFERING -- Term of the Offering." All UPS and Overseas shares being offered are shares which UPS has purchased, or anticipates being able to purchase, from shareowners of UPS and Overseas and are being offered for the account of UPS. See "THE OFFERING -- Reasons for the Offering."

     The offering price of each unit (the "Unit Price") will equal the sum of the Current Price of a UPS share plus one-fourth of the Current Price of an Overseas share at the time a subscription for units is accepted by UPS. The Unit Price will change from time to time, to reflect any change in the Current Price of either shares of UPS Common Stock or shares of Overseas Capital Stock. The offering price of each share of Overseas Capital Stock purchased separately will equal the Current Price of an Overseas share at the time a subscription for separate shares of Overseas Capital Stock is accepted by UPS. As used in this Prospectus, the Current Price of a share of UPS Common Stock at any time means the price at which the Board of Directors of UPS has most recently authorized UPS to purchase UPS shares from shareowners, and the Current Price of a share of Overseas Capital Stock at any time means the book value per share of Overseas Capital Stock as determined from Overseas' most recent audited balance sheet as reported in Overseas' most recently published Annual Report mailed to its shareowners or otherwise generally made available to Overseas' shareowners. The Current Price of UPS shares is reviewed, and may be changed, by the Board of Directors at meetings held in each calendar quarter. The Current Price of UPS shares is communicated in letters by UPS to its shareowners following each quarterly meeting of the Board, and the book value of Overseas shares generally is communicated to Overseas shareowners in a letter issued in January. Offerees who wish to purchase units and Overseas Capital Stock, if eligible, at any time should refer to these sources to determine the Current Prices when they subscribe to units. See "THE OFFERING -- How to Calculate the Unit Price;" and "THE OFFERING -- How to Calculate the Price of Overseas Capital Stock."

     All UPS shares offered pursuant to this Prospectus will be acquired by the purchaser for deposit under the UPS Managers Stock Trust, as amended and restated (the "Stock Trust"). UPS will have the right to repurchase both the UPS and the Overseas shares being offered following the purchaser's death, retirement or other termination of employment with UPS, or an attempted sale or transfer for value of the shares. See "THE OFFERING -- Rights of UPS to Repurchase UPS and Overseas Shares Sold in the Offering."

     A subscriber may elect to pay the Unit Price to which he or she has subscribed by check or money order or by authorizing UPS to deduct the Unit Price from future salary payments. An eligible manager, supervisor, or certain other eligible individuals as determined from time to time by UPS, in its sole discretion, may subscribe, or direct a trustee or custodian of his/her self-directed individual retirement account to subscribe, to the purchase of not less than 20 nor more than 10,000 units annually by delivering to UPS a fully executed Cash Subscription Agreement in the form accompanying this Prospectus, together with a check or money order for the Unit Price at the date of transmittal of the request. Subject to certain legal restrictions in some states, an eligible manager or supervisor who authorizes the UPS subsidiary employing him or her to deduct the Unit Price from his/her salary payments, may, at any time, subscribe to units by delivering to UPS an appropriately completed and fully executed Subscription Agreement and Payroll Deduction Authorization in the form accompanying this Prospectus. See "THE OFFERING -- How to Subscribe to Units." A subscriber may pay the subscription price for the Overseas Capital Stock subscribed to separately only by check or money order. See "THE
OFFERING -- How to Subscribe to Shares of Overseas Capital Stock." An eligible individual may subscribe, during a specified period, to purchase a limited number of shares of Overseas Capital Stock based upon the number of shares of UPS Common Stock received upon exercise of his/her options as described further herein. See "THE OFFERING -- How to Subscribe to Shares of Overseas Capital Stock." All subscriptions will be subject to the terms and conditions discussed herein and no subscription will become binding upon UPS until it has been accepted by UPS. See "THE OFFERING -- Acceptance of Subscriptions by UPS." All sales will be made at the Unit Price and the Current Price of Overseas Capital Stock at the time of acceptance. See "THE OFFERING -- Effects of Changes in Current Prices or Dividends on Unaccepted Subscriptions." For further information concerning prices, subscriptions and their acceptance or rejection, see the following subsections of "THE OFFERING" herein: "Provisions of the Subscription Agreements for Units;" "Provisions of the Overseas Subscription Agreement;" "Normal Processing and Acceptance of Subscriptions;" "Delayed Acceptance of Subscriptions;" and "Rejection of Subscriptions."

     The Offering of units is being made to UPS managers and supervisors, who have received or will receive awards under the UPS Managers Incentive Plan for distribution in the calendar year in which a subscription for units is received by UPS, and who, at the date their respective subscriptions are accepted, are actively employed as UPS managers or supervisors and beneficially own capital stock of both UPS and Overseas. The Offering of Units is also being made to certain other eligible individuals as determined from time to time by UPS, in its sole discretion. The Offering of shares of Overseas Capital Stock is being made to participants in the Stock Option Plans who have exercised options to acquire UPS Common Stock in the calendar year in which the subscription for Overseas Capital Stock is received by UPS. See "THE OFFERING -- Eligibility to Subscribe to Units;" and "Eligibility to Subscribe to Shares of Overseas Capital Stock." UPS may limit aggregate subscriptions by any eligible participant to certain maximums described herein in any calendar year, and it generally anticipates imposing those limitations.
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THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
    EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY
          OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.
                             ---------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES OR
    INSURANCE COMMISSION OF ANY STATE OR OTHER JURISDICTION NOR HAS ANY
        SUCH COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                                  PROSPECTUS.
                             ---------------------

United Parcel Service of America, Inc.

       December 11, 1995


Overseas Partners Ltd.

       December 11, 1995

                             AVAILABLE INFORMATION

     UPS and Overseas are each subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference room of the Commission, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the regional offices of the Commission located at 7 World Trade Center, New York, New York 10048, and at the Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60621. Copies of such material can also be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549, at prescribed rates.

        INCORPORATION OF CERTAIN UPS AND OVERSEAS DOCUMENTS BY REFERENCE

     The following documents filed by UPS with the Commission are incorporated herein by reference:

          (1) The Annual Report on Form 10-K of UPS for the year ended December 31, 1994;

          (2) The Description of Securities contained in Item 14 of the Form 10 of UPS dated April 1970, as updated by Item 5 of the Form 10-K of UPS for the year ended December 31, 1994;

          (3) The Quarterly Report on Form 10-Q for the quarter ended March 31, 1995, and all other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act by UPS since the end of the year covered by its Annual Report referred to in (1) above.

     The following documents filed by Overseas with the Commission are incorporated herein by reference:

          (1) The Annual Report on Form 10-K of Overseas for the year ended December 31, 1994;

          (2) The Description of Securities contained in Item 11 of the Form 10 of Overseas dated January 31, 1984, as amended and restated by the Form 8 of Overseas dated April 18, 1984 and as updated by Item 5 of the Form 10-K for the year ended December 31, 1994;

          (3) The Quarterly Reports on Form 10-Q for the quarter ended March 31, 1995 and all other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act by Overseas since the end of the year covered by its Annual Report referred to in (1) above.

     All documents filed by UPS and Overseas pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of UPS and Overseas shares shall, to the extent required by law, be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     UPS and Overseas will each, upon written or oral request provide without charge to any person to whom this Prospectus is delivered a copy of any and all of the information relating to it which has been incorporated by reference in this Prospectus, other than exhibits to such information if such exhibits are not themselves incorporated by reference in such information. For UPS information such request should be directed to: Secretary, United Parcel Service of America, Inc., 55 Glenlake Parkway, NE, Atlanta, Georgia 30328, (404) 828-6000. For Overseas information, such request should be directed to:
Secretary, Overseas Partners Ltd., Craig Appin House, Wesley Street, Hamilton 5, Bermuda, (809) 295-0788.


     Overseas is a Bermuda corporation with offices in Hamilton, Bermuda, and certain of its directors are residents of Bermuda. A substantial portion of Overseas' assets and all or substantially all of the assets of these directors are located outside the United States. Accordingly, it may be difficult for shareowners of Overseas to effect service of process upon Overseas or such persons within the United States and to enforce against them any judgments based upon the civil liability provisions of the Securities Act of 1933 or the Exchange Act (collectively, the "Federal securities laws") which may be obtained in courts in the United States. Overseas has been advised by its counsel, Conyers, Dill & Pearman of Hamilton, Bermuda, that there is substantial doubt that courts in Bermuda would (i) enforce judgments based upon the civil liability provisions of the Federal securities laws obtained from courts in the United States against Overseas or any such directors or (ii) recognize actions based upon such provisions against Overseas or any of such directors.

                                 THE COMPANIES

UPS

     UPS, a Delaware corporation, through subsidiaries, provides specialized transportation services primarily through the delivery of packages. Service is offered throughout the United States and in more than 185 other countries and territories throughout the world. In terms of revenue, UPS is the largest package delivery company in the world.


     With minor exceptions, UPS Common Stock has historically been owned by or held for the benefit of managers and supervisors actively employed by UPS or their families; or by former employees, their estates or heirs; or by charitable foundations established by UPS founders and their family members; or by other charitable organizations which have acquired their stock by donations from such shareowners or by UPS itself. In 1995, UPS began to extend ownership pursuant to the UPS Employees Stock Purchase Plan to other personnel who have at least one year of employment with UPS.


     The Common Stock of UPS is not traded on a national securities exchange or in the organized over-the-counter market. UPS has been the principal purchaser of shares of UPS Common Stock through exercise of preferential and other rights to purchase such shares and through offers to purchase shares from shareowners as more fully described herein under "DESCRIPTION OF UPS COMMON STOCK," and "UPS MANAGERS STOCK TRUST."

     The executive offices of UPS are at 55 Glenlake Parkway, NE, Atlanta, Georgia 30328, and its telephone number is (404) 828-6000.

OVERSEAS

     Overseas and its wholly-owned subsidiaries are engaged in property, casualty and life reinsurance and hotel and leasing operations. Its major source of business is reinsuring shippers' insurance issued by United States-based insurance companies covering loss or damage to shippers' packages carried by subsidiaries of UPS. Overseas, through its United States-based leasing subsidiary, is involved in hotel and leasing operations.

     Overseas expects to continue to examine other areas of reinsurance and other opportunities to expand its leasing operations. However, Overseas believes that package reinsurance will continue to be a significant part of its business. There can be no assurance that UPS or its subsidiaries will continue to utilize the insurance arrangements for which Overseas provides reinsurance.

     Overseas was incorporated under Bermuda law in 1983 as a wholly-owned subsidiary of UPS. On December 31, 1983, ownership of Overseas was distributed when UPS paid a special dividend to UPS shareowners of one share of Overseas Capital Stock for each share of UPS Common Stock then outstanding, resulting in the distribution of approximately 97% of the outstanding Capital Stock of Overseas to owners of shares of UPS Common Stock. Overseas commenced business on January 1, 1984.

     Overseas Capital Stock is not traded on a securities exchange or in the organized over-the-counter market. UPS has rights under Overseas' Bye-Laws to purchase Overseas Capital Stock upon attempted sales and in certain other circumstances, at a price no greater than the book value per share of Overseas Capital Stock as reported in its most recently published Annual Report to Shareowners or otherwise generally made available to Overseas' shareowners, as more fully described herein under "DESCRIPTION OF OVERSEAS CAPITAL STOCK."

     Overseas' address is Craig Appin House, Wesley Street, Hamilton 5, Bermuda, and its telephone number is (809) 295-0788.

                                PERIODIC REPORTS

     UPS and Overseas each prepare and distribute an annual report containing audited financial statements to their respective shareowners. UPS prepares and distributes quarterly letters to its shareowners discussing developments in UPS's business and earnings and informing shareowners of the Current Price of a share of UPS Common Stock. Overseas prepares and distributes to its shareowners quarterly reports containing financial data for the first three quarters of each fiscal year. All currency amounts contained in the reports prepared by Overseas are transacted and expressed in United States dollars.

                         POTENTIAL CONFLICT OF INTEREST

     The chief executive officer and a majority of the directors of Overseas, other than the directors resident in Bermuda, are also directors, officers or employees of UPS and shareowners of both companies. In considering which risks related to UPS's business to reinsure, or which leasing or other arrangements to enter into with UPS, the directors and officers of Overseas who are also directors, officers and shareowners of UPS must consider the impact of their business decisions on each of the two companies. Although prevailing market conditions are among the factors considered by them in making such decisions, there can be no assurance that transactions relating to the two companies will be on the most favorable terms that could be obtained by either party in the open market. Overseas does not have any formal conflict resolution procedures. Nevertheless, in connection with the reinsurance by Overseas of risks related to the business of shippers' reinsurance, Overseas does not believe that there is any basis to question the rate charged by the primary insurers reinsured by Overseas, which rates are competitive with those charged to shippers utilizing other carriers. Additionally, in connection with major transactions in which UPS and Overseas have been involved, primarily leasing transactions, Overseas has generally obtained fairness or valuation opinions from one or more leading investment banking firms or other organizations with significant expertise in the evaluation of the interests involved.

                                  THE OFFERING

     The information below describes the terms of this Offering and discusses the methods by which eligible participants may subscribe to the units and to shares of Overseas Capital Stock.

REASONS FOR THE OFFERING.


     UPS believes that its success over the years has been derived in large measure from its policy of seeking to maintain ownership of its Common Stock in the hands of its active managers and supervisors. To further this objective, UPS has long maintained the UPS Managers Incentive Plan (the "Incentive Plan"), under which managers and supervisors have received annual incentive awards of UPS Common Stock, and has more recently adopted the Stock Option Plans. It has also provided other arrangements over the years that have enabled managers and supervisors to purchase shares of UPS Common Stock. Recently, UPS has decided to expand on this concept by offering its Common Stock to other personnel who have been employed by UPS for at least one year.


     UPS offers shares of Overseas Capital Stock to further its policy of encouraging ownership of Overseas Capital Stock largely by UPS shareowners. Since 1984 UPS has provided shares of UPS Common Stock and Overseas Capital Stock to its active managers and supervisors under the Incentive Plan. Prior to the effectiveness of a four-for-one stock split in the Common Stock of UPS, effective on September 6, 1991, such shares were provided on a one-to-one basis under the Incentive Plan. It is UPS's present intention to provide shares of UPS Common Stock and Overseas Capital Stock under the Incentive Plan on a four-to-one basis.

     In recent years, UPS has been able to purchase from several sources, including through the exercise of its rights of purchase under the UPS Managers Stock Trust and Overseas' Bye-Laws, more shares of UPS Common Stock and Overseas Capital Stock than it requires for its corporate purposes. UPS anticipates that this situation may continue in the future. Accordingly, since June 1986, UPS has made shares of UPS Common Stock and Overseas Capital Stock available for purchase by eligible managers and supervisors. In

1995, UPS began permitting such persons to direct trustees and custodians of their self-directed individual retirement accounts to subscribe to shares in this Offering. Such shares are available to participants in the Offering in units consisting of one share of UPS Common Stock and one-fourth of a share of Overseas Capital Stock under the terms of this Offering.

     Prior to the amendments to the 1991 Plan on May 15, 1992 and the 1986 Plan on October 30, 1992, UPS had provided shares of UPS Common Stock and Overseas Capital Stock to participants in each Plan upon repurchasing the Book Value Shares received upon exercise of the options. Amendments to the Plans in 1992 eliminated the concept of Book Value Shares and made the options issued under the Plans exercisable solely for UPS Common Stock. In order to permit participants in the Plans to continue to acquire Overseas Capital Stock, UPS decided in 1993 to allow such participants to purchase through the Offering, during a specified period, a limited number of shares of Overseas Capital Stock based upon the number of UPS shares received upon exercise of their options as described further herein. See "How to Subscribe to Shares of Overseas Capital Stock." However, no fractional shares of Overseas Common Stock will be sold hereunder. Subscriptions may be adjusted, as provided herein, to prevent the sale of fractional Overseas shares. See "How to Subscribe to Units;" and "How to Subscribe to Overseas Capital Stock."

TERM OF THE OFFERING.

     UPS expects to continue the Offering for an indefinite period, subject only to continued availability of shares of UPS Common Stock and Overseas Capital Stock in excess of the number of shares needed to meet anticipated corporate needs, including awards under the Incentive and Stock Option Plans. While UPS's long range needs for shares are difficult to predict and depend upon a number of factors, including future growth in UPS's business and earnings and the level of the Current Prices of UPS shares and Overseas shares in relation to earnings, UPS plans to continue the Offering and will attempt to fill subscriptions on a relatively prompt basis over the near term. However, no assurance can be given that sufficient shares will be available to fill all subscriptions. See "Delayed Acceptance of Subscriptions; Unavailability of Shares."

     In the registration statements to which this Prospectus relates, there were registered a total of 20,000,000 shares of UPS Common Stock and 6,500,000 shares of Overseas Capital Stock, subject to adjustments to reflect stock splits, stock dividends or similar events, for sale in the Offering. UPS considers the total number of registered shares to be adequate to meet anticipated subscriptions for shares for a period of two years from the date of this Prospectus. UPS may seek to cause additional shares to be registered for sale as the need arises in the future.

USE OF PROCEEDS FROM SALES BY UPS.

     The funds derived from the sale of shares of UPS Common Stock and Overseas Capital Stock offered hereby will be added to UPS's cash and used for the general purposes of UPS's business. No portion of the proceeds will go to Overseas.

     Any gain or loss realized on the sale of shares of UPS Common Stock offered hereby, represented by the difference between the prices paid by UPS for the shares and the prices at which the shares are sold, will be treated as an addition to or reduction of paid-in capital of UPS. Any such gain or loss on the sale of shares of Overseas Capital Stock offered hereby will be treated as earnings or losses by UPS.

ELIGIBILITY TO SUBSCRIBE TO UNITS.

     The Offering of units is made, subject to the terms discussed below, to UPS managers and supervisors who have received awards under the Incentive Plan for distribution in the calendar year in which the subscription is received by UPS, and who, at the date their respective subscriptions are accepted by UPS, are actively employed as UPS managers or supervisors and beneficially own shares of both UPS Common Stock and Overseas Capital Stock ("eligible managers or supervisors"). Eligible managers or supervisors may subscribe to units only for their own account and not for the account of any other person.

     Further, subject to the terms discussed below, trustees and custodians of self-directed individual retirement accounts (within the meaning of Section 408(a) of the Internal Revenue Code) of eligible managers or supervisors ("eligible fiduciaries") are permitted to subscribe to units. Such individual retirement accounts must provide that the eligible fiduciaries may purchase and sell units only upon the direction of the eligible manager or supervisor to whom such account relates and the terms of such individual retirement account must provide that the UPS Common Stock and Overseas Capital Stock held by the account will not be commingled with other property, including a common trust fund or common investment fund within the meaning of Section 408(a)(5) of the Internal Revenue Code which holds other individual retirement account assets or the assets of employee benefit plans exempt from tax under Section 401(a) of the Internal Revenue Code. Eligible fiduciaries of individual retirement accounts of eligible managers or supervisors may subscribe to units only for individual accounts of such employees and only upon the direction of an eligible manager or supervisor. In addition, an eligible manager or supervisor and his/her eligible fiduciary may only subscribe to an annual aggregate maximum of 10,000 units, which UPS may impose. In addition, UPS reserves the right, in its sole discretion, to permit, from time to time, other individuals, such as non-employee members of its Board of Directors, to participate in this Offering upon the same terms as eligible managers or supervisors hereunder.

HOW TO SUBSCRIBE TO UNITS.

     An eligible manager or supervisor may subscribe to and pay for units in two ways: by cash subscription or by payroll deduction subscription. The election to subscribe to units by one of these methods is not exclusive and does not preclude an eligible manager or supervisor from subscribing to additional units by the other method at any time, subject only to the annual aggregate purchase limitation of 10,000 units which UPS may impose. An eligible fiduciary may subscribe to and pay for units by cash subscription only.

     Cash Subscription. An eligible manager or supervisor may subscribe, or direct his/her eligible fiduciary to subscribe, to the purchase of not less than 20 nor more than 10,000 units annually by delivering to UPS a fully executed subscription agreement in the form accompanying this Prospectus (the "Cash Subscription Agreement"), together with a check or money order payable to "United Parcel Service of America, Inc." for the aggregate Unit Price of the units subscribed to and the cost of any additional fractional Overseas shares at the date of transmittal of the request. For information regarding the calculation of the Unit Price, see "How to Calculate the Unit Price" below. In the case of a purchase by an eligible fiduciary, the eligible fiduciary shall provide such additional information as UPS may require to establish the eligible fiduciary's status as such, which may include information regarding the establishment of the individual retirement account and the eligible fiduciary's authority to act in accordance with the instructions of the directing eligible manager or supervisor.

     If an eligible manager or supervisor or eligible fiduciary submitting a Cash Subscription Agreement seeks to purchase a number of units not evenly divisible by four, resulting in a subscription for a fractional number of shares of Overseas Capital Stock UPS may, at its option, (i) reject the subscription in full; (ii) notify the subscriber and allow him/her the opportunity to remit the additional amount to yield a whole share; or (iii) fulfill the subscription for the purchase of the whole number of shares of Overseas Capital Stock included in the units and for which payment has been received, and refund any excess monies to the subscriber. Currently, UPS intends to reject subscriptions that are for fractional amounts.

     Payroll Deduction Subscription. An eligible manager or supervisor, subject to certain legal restrictions in some states, may also elect, pursuant to the Payroll Deduction Stock Purchase Plan (the "Payroll Deduction Plan"), to pay the Unit Price of units subscribed to by means of deductions from such individual's salary. Managers and supervisors who elect to participate in the Payroll Deduction Plan may, at any time, subscribe to a fixed number of units, not less than three and in multiples of three units, in each quarter, on a continuing basis, by delivering to UPS an appropriately completed and fully executed subscription agreement in the form accompanying this Prospectus (the "Subscription Agreement and Payroll Deduction Authorization"). The purchase of units subscribed to pursuant to a Subscription Agreement and Payroll Deduction Authorization which authorizes monthly or semi-monthly deductions from the eligible manager's or supervi-sor's salary will be effected quarterly. The dates on which the purchases will be made for each quarterly period are as follows:

                                                                         PURCHASE
                 PERIOD DURING WHICH SALARY DEDUCTIONS MADE                DATE
          ---------------------------------------------------------    ------------
          December - February......................................    February 15
          March - May..............................................    May 15
          June - August............................................    August 15
          September - November.....................................    November 15

     If the date on which a purchase is to be effected is a Saturday, Sunday or legal holiday, the purchase will be effected on the next succeeding business day. The periods during which salary deductions are made are referred to herein as "Quarterly Purchase Periods" and the dates on which purchases are effected are referred to as "Quarterly Purchase Dates." An eligible manager or supervisor who begins to participate in the Payroll Deduction Plan after the commencement of a Quarterly Purchase Period will purchase, in such first period of participation, the number of whole units determined by multiplying the number of units to which he or she subscribes to in a full Quarterly Purchase Period by a fraction, the numerator of which is the number of months of participation in such initial Quarterly Purchase Period and the denominator of which is three.

     If an eligible manager or supervisor submitting a Subscription Agreement and Payroll Deduction Authorization subscribes in any Quarterly Purchase Period to a number of units that is not evenly divisible by four, resulting in a subscription for a fractional number of shares of Overseas Capital Stock during such Quarterly Purchase Period, then, except as described below, on the Purchase Date relating to that Quarterly Purchase Period, the subscriber will purchase, in addition to the number of shares of UPS Common Stock subscribed to for such Quarterly Purchase Period, that number of whole shares of Overseas Capital Stock, if any, the full cost of which was deducted from such employee's salary payments during such Quarterly Purchase Period. Any amounts deducted from a subscriber's salary payments during any such period on account of the subscription to a fractional Overseas share will be carried forward into the next Quarterly Purchase Period and, together with any amounts to be deducted on account of the subscription to Overseas shares during such later Quarterly Purchase Period, will be applied to the purchase of that number of whole shares of Overseas Capital Stock the whole cost of which has or will be deducted from such manager's or supervisor's salary during or prior to such Quarterly Purchase Period.

     Additionally, during November of each year, or, if an eligible manager or supervisor has made a timely election to withdraw from participation in the Payroll Deduction Plan and has not timely elected to have all amounts previously deducted from his/her salary payments refunded to him or her, in the last month of such manager's or supervisor's participation in the Payroll Deduction Plan, an upward adjustment in the amount of deductions from the subscriber's salary payments may be effected to permit the purchase of such fraction of an Overseas share as may be necessary to result in the purchase of one additional whole Overseas share (an "Additional Overseas Share"). Such an adjustment will be made if the amount available for the purchase of shares of Overseas Capital Stock on the applicable Purchase Date exceeds the amount necessary to purchase a whole number of Overseas shares. The amount of the adjustment will be that amount which, together with any such excess amount, equals the Current Price of one share of Overseas Capital Stock.

     Eligible managers or supervisors who elect to participate in the Payroll Deduction Plan may also subscribe to any number of units, subject to an overall annual limit (including the units subscribed to by his/her fiduciary) of 10,000 units that UPS may impose, the Unit Price of which will be paid through deductions from such manager's or supervisor's "one-half month" salary payment, if any, received in December of each year. If an eligible manager or supervisor subscribing to units, the Unit Price of which is to be paid through deductions from the one-half month salary payment, subscribes to the purchase of a number of units not evenly divisible by four, resulting in a subscription for a fractional number of Overseas shares, the subscription shall include an Additional Overseas Share, and the amount deducted from such manager's or supervisor's one-half month salary payment will be increased by an amount equal to the Current Price of one share of Overseas Capital Stock multiplied by the fraction of an Overseas share necessary to be purchased in order to result in the purchase of such Additional Overseas Share.

     The purchase of units to be paid for by deductions from the one-half month salary payment will be effected on December 15, or, if such date is a Saturday, Sunday or legal holiday, the next succeeding business day (the "December 15 Purchase Date," together with the Quarterly Purchase Dates, "Purchase Dates"). Subscriptions for units to be paid for through deductions from the one-half month salary payment are not continuous and must be renewed annually.

     Notwithstanding the deduction of any amount from salary payments in respect of a subscription to units, a subscriber will not be the beneficial owner of any shares of UPS Common Stock or Overseas Capital Stock offered hereby, and will have no rights with respect to any such shares, until the subscription for such shares has been accepted. See "Acceptance of Subscriptions by UPS."

     The Subscription Agreement and Payroll Deduction Authorization authorizes UPS to deduct from such manager's or supervisor's monthly or semi-monthly salary payments and/or one-half month salary payment, the Unit Price of the units subscribed to, plus the amount, if any, of the adjustments described above necessary to permit the purchase of Additional Overseas Shares, and to pay such amounts to UPS's account in payment of the Unit Price of the units subscribed to, including the additional cost of any Additional Overseas Shares, until such authorization is altered or revoked in writing. Subscribers who receive semi-monthly salary payments will have one-half of the monthly deduction in payment for the number of units to which he or she has subscribed deducted from each semi-monthly salary payment. The amount of any adjustment necessary to permit the purchase of any Additional Overseas Shares will be deducted from the monthly or semi-monthly payments to be received in the month in which such adjustment is made. All amounts deducted from salary payments will be paid to the account of UPS upon the effectuation of the purchase of units on the applicable Purchase Date. All amounts which are deducted prior to the Purchase Date will be held with UPS's general corporate funds pending the application of such funds to the purchase of units and any Additional Overseas Shares, without interest to the subscriber.

     Each Quarterly Purchase Date will precede the date on which an eligible manager or supervisor receives the final salary payment from which deductions for the payment of the aggregate Unit Price and the additional cost of any Additional Overseas Shares purchased on that quarter's Purchase Date is to be made. The balance of the aggregate Unit Price and the additional cost of any Additional Overseas Shares acquired on a Quarterly Purchase Date will be advanced by UPS, without interest, to the subscriber. Therefore, on the first day of the month in which a Quarterly Purchase Date occurs, an eligible manager's or supervisor's authorization of salary deductions in the Quarterly Purchase Period becomes irrevocable. Any amounts which cannot for any reason be deducted from the final salary payments in such Quarterly Purchase Period may be deducted from any subsequent salary payment, offset against any other monies owing to such employee from UPS, and otherwise remains, until collected, an obligation of the eligible manager or supervisor upon which he or she remains personally liable.

     UPS may limit aggregate subscriptions by any eligible manager or supervisor and his/her eligible fiduciary to a maximum of 10,000 units in any calendar year, and it generally anticipates imposing the limitation.

     How to Calculate the Number of UPS and Overseas Shares Purchased Annually Under Payroll Deduction Plan. The total number of shares of UPS Common Stock which an eligible manager or supervisor subscribing to the quarterly purchase of units pursuant to the Payroll Deduction Plan will purchase during each twelve month period ending November 30 will equal the number of units subscribed to on a quarterly basis multiplied by a fraction the numerator of which is the number of months of such manager's or supervisor's participation in the Payroll Deduction Plan during such twelve month period, and the denominator of which is three. The total number of shares of Overseas Capital Stock included in the units, which such manager or supervisor will purchase during the same period, will equal the number of units subscribed to on a quarterly basis multiplied by a fraction the numerator of which is the number of months of such manager's or supervisor's participation in the Payroll Deduction Plan during such twelve month period, and the denominator of which is twelve, rounded upward to the next greater whole number if such calculation does not result in a whole number.

     The number of shares of UPS Common Stock which an eligible manager or supervisor will purchase pursuant to a subscription for units to be paid for through deductions from such manager's or supervisor's one-half month salary payment will be equal to the number of units subscribed to. The number of shares of Overseas Capital Stock which such a manager or supervisor will purchase pursuant to a subscription for units will equal the number of units subscribed to divided by four, rounded up to the next greater whole number if such calculation does not result in a whole number.

PROVISIONS OF THE SUBSCRIPTION AGREEMENTS FOR UNITS.

     Each eligible manager or supervisor or eligible fiduciary who wishes to subscribe to units must sign the appropriate subscription agreement in order to evidence such subscriber's agreement to purchase units, to facilitate recordkeeping with respect to the Offering and to evidence such subscriber's agreement to certain terms on which UPS's willingness to accept the subscription is conditioned. Agreements of the subscriber in each of the subscription agreements, to which each subscriber is referred and which each subscriber should read in full, include the following:

          1. An agreement that all UPS shares purchased by the subscriber will be deposited in the Stock Trust and an authorization to UPS to deliver the certificates for those shares to First Fidelity Bank, N.A., Newark, N.J. ("Fidelity") as Trustee of that trust. The purpose and effects of the Stock Trust are described under "UPS MANAGERS STOCK TRUST" in this Prospectus.

          2. An authorization to UPS to deliver certificates for the Overseas shares to Fidelity, as Custodian for the subscriber, in lieu of physical delivery of the certificates to the subscriber.

          3. An agreement granting UPS the right to purchase the Overseas shares subscribed to following the retirement, death or other termination of the employment of the subscriber with UPS. This agreement provides UPS with purchase rights which are in addition to UPS's rights of purchase arising out of the Bye-Laws of Overseas, all as described more fully herein under "Rights of UPS to Repurchase UPS and Overseas Shares Sold in the Offering" in this section of the Prospectus.

     In addition, the Subscription Agreement and Payroll Deduction Authorization includes a provision authorizing UPS to deduct from the subscriber's monthly or semi-monthly salary payments during each Quarterly Purchase Period or one-half month salary payment, an amount equal to the Unit Price of the units subscribed to in each quarter or from the one-half month salary payment, as the case may be, plus the cost of any Additional Overseas Shares, and to pay such amount to UPS' account in payment of the Unit Price of the units subscribed to for such Quarterly Purchase Period or from the one-half month salary payment, including the cost of any Additional Overseas Shares. The Subscription Agreement and Payroll Deduction Authorization also provides that any amounts relating to a completed sale of units which cannot be deducted from salary payments received by a subscriber after the date of such sale may be deducted from any other monies owing to the subscriber from UPS and, until collected, otherwise remains an obligation upon which the subscriber is personally liable. Further, the Cash Subscription Agreement and the Subscription Agreement and Payroll Deduction Authorization include provisions dealing with the possible unavailability of shares. See "Delayed Acceptance of Subscriptions; Unavailability of Shares."

HOW TO CALCULATE THE UNIT PRICE.

     The Unit Price equals the sum of the Current Price of a UPS share and one-fourth of the Current Price of an Overseas share at the time UPS accepts a subscription. See "Acceptance of Subscriptions by UPS." The Unit Price will change from time to time, to reflect changes in the Current Price of either UPS shares or Overseas shares. Thus it will be necessary for each eligible manager or supervisor and eligible fiduciary at the time he or she submits a Cash Subscription Agreement to calculate the amount to be paid to UPS by determining separately the Current Price of a share of UPS Common Stock and the Current Price of a share of Overseas Capital Stock, multiplying by one-fourth the Current Price of a share of Overseas Capital Stock, adding the product to the Current Price of a share of UPS Common Stock and multiplying such sum by the number of units to which he or she has subscribed. Additionally, if the number of units subscribed to is not evenly divisible by four, such subscribers must also remit the amount, calculated in the manner set forth above under "How to Subscribe to Units -- Cash Subscription," necessary to purchase the next greater whole number of Overseas shares. Salary deductions will be adjusted automatically so that the total amount deducted during a Quarterly Purchase Period from the salary payments of an eligible manager or supervisor participating in the Payroll Deduction Plan equals the Unit Price of a unit on the applicable Purchase Date multiplied by the number of units subscribed to for such Purchase Date plus, where applicable, the cost of any Additional Overseas Shares. See "Effects of Changes in Current Prices or Dividends on Unaccepted Subscriptions."

     The Current Price of a share of UPS Common Stock at any time means the price at which the Board of Directors of UPS has most recently authorized UPS to purchase UPS shares from shareowners. The Current Price of UPS Common Stock is reviewed, and may be changed, by the Board of Directors at meetings held in each calendar quarter. The Current Price of a UPS share can be determined by referring to the letter (the "UPS Shareowners Letter") which UPS has sent to its shareowners following the most recent quarterly meeting of the UPS Board of Directors.

     The Current Price of a share of Overseas Capital Stock at any time means the book value per share of such stock, determined from Overseas' audited balance sheet as reported in its most recently published Annual Report to Shareowners and mailed to its shareowners or otherwise generally made available. The Current Price of Overseas Capital Stock is subject to change each year with the publication of Overseas' Annual Report to Shareowners for the preceding year. The Current Price of an Overseas share can be determined by referring to Overseas' audited financial statements contained in its most recently published Annual Report to Shareowners or the letter setting forth the Current Price which is generally sent to Overseas shareowners in January of each year.

ELIGIBILITY TO SUBSCRIBE TO SHARES OF OVERSEAS CAPITAL STOCK.

     The Offering of shares of Overseas Capital Stock is made, subject to the terms discussed below, to participants in the Stock Option Plans who have exercised options for UPS Common Stock in the calendar year in which the subscription is received by UPS ("eligible participants"). Eligible participants may subscribe to shares of Overseas Common Stock only for their own account and not for the account of any other person. The only way to subscribe to shares of Overseas Common Stock is by cash subscriptions.

HOW TO SUBSCRIBE TO SHARES OF OVERSEAS CAPITAL STOCK.

     In general an eligible participant may subscribe, during a specified period, to purchase a number of shares of Overseas Capital Stock equal to one-fourth of the number of Net Shares of UPS Common Stock (as defined below) received upon exercise of options in the calendar year ("Option Exercise Year") in which the subscription is received by UPS. If this calculation results in a number of shares including a fractional share, the amount will be rounded up to the next whole share. In the case of cash exercises of options, Net Shares means the number of shares of UPS Common Stock received upon exercise. In the case of exercises of options using previously owned shares, Net Shares means the number of shares of UPS Common Stock received upon exercise of options reduced by the number of shares of UPS Common Stock used to exercise the options.

     The subscription period for the shares of Overseas Capital Stock shall be from May 15 to July 15 of an Option Exercise Year (the "Subscription Period"). UPS will notify eligible participants by letter of the maximum number of shares of Overseas Capital Stock to which they may subscribe prior to May 15 of such Option Exercise Year. A cash subscription agreement shall accompany each letter. The eligible participant may, at any time during the Subscription Period, subscribe to any number of shares of Overseas Capital Stock up to the maximum amount stated in the letter by delivery to UPS of the fully executed subscription agreement in the form accompanying this Prospectus (the "Overseas Subscription Agreement"). The Current Price of the shares may be paid only in cash, and thus, a bank cashier's or personal check or money order payable to "United Parcel Service of America, Inc." must accompany the Overseas Subscription Agreement. No subscription for fractional shares will be accepted.

PROVISIONS OF THE OVERSEAS SUBSCRIPTION AGREEMENT.

     An eligible participant who wishes to subscribe to separate shares of Overseas Capital Stock must sign the appropriate subscription agreement in order to evidence his/her agreement to purchase the shares, to facilitate recordkeeping with respect to the Offering and to evidence his/her agreement to certain terms on which UPS's willingness to accept his/her subscription is conditioned. Agreements of the subscriber in the Overseas Subscription Agreement, to which subscriber is referred and which each subscriber should read in full, include the following:

          1. An authorization to UPS to deliver certificates for the Overseas shares to Fidelity, as Custodian for the subscriber, in lieu of physical delivery of the certificates to the subscriber.

          2. An agreement granting UPS the right to purchase the Overseas shares subscribed to following the retirement, death or other termination of the employment of the subscriber with UPS. This agreement provides UPS with purchase rights which are in addition to UPS's rights of purchase arising out of the Bye-Laws of Overseas, all as described more fully herein under "Rights of UPS to Repurchase UPS and Overseas Shares Sold in the Offering" in this section of the Prospectus.

HOW TO CALCULATE THE PRICE OF OVERSEAS CAPITAL STOCK.

     The price of each share of Overseas Capital Stock equals the Current Price of a share of Overseas Capital Stock at the time UPS accepts a subscription. See "Acceptance of Subscriptions by UPS." The subscription price will change from time to time, to reflect changes in the Current Price of Overseas Capital Stock. The total subscription price will equal the product of the Current Price of a share of Overseas Capital Stock multiplied by the number of shares.

     For a description of the Current Price of a share of Overseas Capital Stock see "How to Calculate the Unit Price."

ACCEPTANCE OF SUBSCRIPTIONS BY UPS.

     No subscription for the purchase of units or shares of Overseas Common Stock will become binding upon UPS until it has been accepted by UPS. UPS reserves the right, at its sole discretion, to accept or reject any subscription in part or in its entirety. Additionally, UPS reserves the right, at its sole discretion, to reject for any Quarterly Purchase Period, any quarterly subscription to units by not deducting the aggregate Unit Price of the units subscribed to for that Quarterly Purchase Period from salary payments made during such period. UPS also reserves the right to reject any quarterly subscription to units after deducting any portion of the aggregate Unit Price from an eligible manager's or supervisor's salary payments by returning the amount so deducted, without interest, to him/her. The rejection of a subscription for one or more Quarterly Purchase Periods shall not affect the ability or right of UPS to accept or reject such eligible manager's or supervisor's quarterly subscription for any subsequent Quarterly Purchase Period. In all cases, the Unit Price will be the sum of the Current Price of a share of UPS Common Stock and one-fourth of the Current Price of a share of Overseas Capital Stock at the time of acceptance.

     UPS's acceptance of a cash subscription will take place at the mailing to the subscriber of a notice of acceptance, confirming UPS's acceptance of the subscription, and showing the number and Current Prices of the UPS and Overseas shares sold to the subscriber ("Notice of Acceptance"). In the case of Payroll Deduction Plan subscriptions, UPS's acceptance of a subscription will occur only upon the recording of the purchase of the shares on its books, which will occur, if at all, on the applicable Purchase Date. In the case of the shares of Overseas Capital Stock, UPS's acceptance will occur promptly after the close of the Subscription Period of an Option Exercise Year. The purchaser will be advised of the acceptance of his/her subscription by an account statement or receipt from Fidelity, as Trustee under the Stock Trust and as Custodian for shares of Overseas Capital Stock, indicating the number of shares of UPS Common Stock and Overseas Capital Stock newly allocated to his/her account. The account statement or receipt will be mailed to the purchaser as soon as practicable after the Purchase Date.

     UPS will not accept a subscription for the purchase of units or Overseas Capital Stock submitted on a cash subscription agreement until the subscriber's check or money order has been collected. If any check or money order submitted as payment cannot be collected, UPS may, in its discretion, return the subscription documents or request the subscriber to forward cash or wire funds in the amount of his/her payment. UPS will not accept a subscription for the purchase of units under the Payroll Deduction Plan submitted on a Subscription Agreement and Payroll Deduction Authorization until the amount deducted from monthly or semi-monthly salary payments or the one-half month salary payment, as the case may be, plus the amount which will be deducted from the remaining salary payments in such Quarterly Purchase Period and which is being advanced to the subscriber by UPS, shall have been applied to the purchase of units and any Additional Overseas Share. Amounts deducted from monthly and semi-monthly salary payments will be applied to the purchase of units and any Additional Overseas Share on the Quarterly Purchase Dates set forth above. See "How to Subscribe to Units." Amounts deducted from the one-half month salary payment will be applied to the purchase of units and any Additional Overseas Share on the December 15 Purchase Date.

     Notwithstanding the deduction of any amount from salary payments in respect of a subscription to units, a subscriber will not be the beneficial owner of any UPS Common Stock or Overseas Capital Stock offered hereby, and will have no rights with respect to any such shares, until the subscription for such shares has been accepted.

NORMAL PROCESSING AND ACCEPTANCE OF SUBSCRIPTIONS.

     In the case of units, the process of reviewing cash purchase subscriptions to determine acceptability and mailing Notices of Acceptance as provided herein, may normally require up to 15 days after UPS receives the subscription. Eligible managers or supervisors and eligible fiduciaries whose cash purchase subscriptions for units are received less than 15 days prior to a change in the Current Price of UPS Common Stock or Overseas Capital Stock may incur an increase in the Unit Price or in the Current Price of the Overseas Capital Stock to which they subscribe. Similarly, cash purchase subscriptions for units received within 15 days prior to the record date of a dividend on UPS or Overseas shares may not be processed in time to enable the subscriber to receive the dividend. For a description of the effect of a change in Current Price or a declaration of dividends prior to the acceptance of cash subscriptions for Overseas Capital Stock, see "Effects of Changes in Current Prices or Dividends on Unaccepted Subscriptions."

     The process of reviewing Payroll Deduction Plan subscriptions to determine acceptability and arranging the deduction of the Unit Price and any adjustments described herein from salary payments normally requires up to 30 days. A Subscription Agreement and Payroll Deduction Authorization providing for the quarterly subscription to units will, if otherwise acceptable, be effected beginning in the month following its receipt by UPS. Quarterly subscriptions which first become effective after the first month of a Quarterly Purchase Period will be effected during such initial period for that number of whole units determined by multiplying the number of units subscribed to for a full Quarterly Purchase Period by a fraction the numerator of which is the number of months of participation in such initial Quarterly Purchase Period and the denominator of which is three. Payroll Deduction Plan subscriptions to units to be paid for by deductions from the one-half month salary payment, if otherwise acceptable, will be effected only if received by UPS on or before November 15.

DELAYED ACCEPTANCE OF SUBSCRIPTIONS; UNAVAILABILITY OF SHARES.

     From time to time, delays in the ability of UPS to accept subscriptions within the normal processing period may arise from either (i) the concurrent receipt of unexpectedly large numbers of subscriptions or (ii) occasional circumstances under which UPS may not have sufficient numbers of UPS and Overseas shares immediately available to fill subscriptions after taking into account UPS's corporate needs for shares such as for awards under the Incentive Plan, the fulfillment of UPS's obligations under the Stock Option Plans and the satisfaction of subscriptions for Overseas Capital Stock under this Offering. In the event that UPS determines, in its sole discretion, that there are not a sufficient number of shares of UPS Common Stock and/or Overseas Capital Stock available to satisfy all subscriptions for units or shares of Overseas Capital Stock which UPS has accepted or which it anticipates accepting in any period, UPS will first fill subscriptions for Overseas Capital Stock with the Overseas shares available as subscriptions for such shares are received.

UPS will then fill subscriptions for units as such subscriptions are received, in accordance with the election (as described below) of the subscriber included on his/her subscription agreement.

     Because the units are sold on a basis of 1 share of UPS Common Stock to 1/4 share of Overseas Capital Stock, subscribers of units using Cash
Subscription Agreements will be given the choice to elect on the Cash Subscription Agreement one of the following to be effective in the event that UPS makes a determination, as described above, that there are not enough shares to satisfy such subscription: 1. To allow UPS to substitute for such unavailable UPS or Overseas shares, any available shares equal to the value of the unavailable shares and return to the subscriber any amount, without interest, of the subscription relating to any fractional amount of available shares that would result from such substitution; 2. To allow UPS to fill his/her subscription for units with the available shares allocable to such units and return to the subscriber the amount, without interest, of the subscription allocable to the unavailable shares; or 3. To require UPS to cancel his/her Cash Subscription Agreement and return his/her check or money order, without interest. For the same reasons stated above, subscribers to units participating in the Payroll Deduction Plan will be given the choice to elect on the Subscription Agreement and Payroll Deduction Authorization one of the following:
1. To allow UPS to substitute for such unavailable UPS or Overseas shares, any available shares, up to the nearest number of whole shares, equal to the value of the unavailable shares and deduct such amount from the subscriber's salary;
2. To allow UPS to fill his/her subscription for units with the available shares allocable to such units and deduct only that amount from the subscriber's salary; or 3. To require UPS to suspend the subscriber's participation in the Payroll Deduction Plan until such quarter as there are sufficient shares available to satisfy his/her subscription. If no election is made on a subscription agreement, UPS will reject the subscription agreement as described below.

     Delays may also arise from circumstances relating to the acceptability of an individual subscription. If a cash subscription is subsequently rejected or withdrawn, the subscription price will be returned to the subscriber without interest. If a Payroll Deduction Plan subscription is ultimately rejected, the amount of the subscription price actually deducted will be returned, without interest, to the subscriber. If a Payroll Deduction Plan subscription is withdrawn by the subscriber, any amount actually deducted from the subscriber's salary payments will be applied to the purchase of units on the applicable Purchase Date unless the subscriber timely requests the return of such amounts in writing. In such event, the subscriber will not be entitled to any interest payments on the amount deducted or returned. If the subscription is ultimately accepted, the UPS and Overseas shares will be delivered to Fidelity as Trustee under the Stock Trust and as Custodian for Overseas shares, as described herein, but no interest will be paid on the subscription payment.

EFFECTS OF CHANGES IN CURRENT PRICES OR DIVIDENDS ON UNACCEPTED SUBSCRIPTIONS.

     Units. Units will be sold at the Unit Price in effect when the subscription is accepted by UPS. Subscribers who remitted payment with their Cash Subscription Agreement and whose subscriptions have not been accepted by UPS at the time of an increase in the Current Price of either UPS Common Stock or Overseas Capital Stock will be notified of the increase, and the individual subscriber may then choose either (i) to withdraw his/her subscription, (ii) to pay UPS the additional amount needed to pay the higher Unit Price of the units and of any additional fractional Overseas shares to which he or she subscribed or (iii) to reduce to not less than 20 the number of units subject to the subscription. If the Current Price of the UPS or Overseas shares in a unit decreases at any such time, UPS will give notice to subscribers of this fact and afford them the opportunity to withdraw their subscription or either to seek a refund of the amounts not needed to pay the Unit Price or to increase the number of units which the subscriber desires to purchase.

     Generally, deductions authorized by Subscription Agreement and Payroll Deduction Authorizations will be appropriately adjusted to reflect changes in the Current Prices of shares of UPS Common Stock and Overseas Capital Stock so that the total amount of such deductions to be made in a Quarterly Purchase Period will be equal to the full Unit Price of all units and any Additional Overseas Share to be purchased for an eligible manager's or supervisor's account as of any Quarterly Purchase Date.

     The Quarterly Purchase Dates have been set with the expectation that they will occur in the same month as, and prior to, the quarterly meeting of UPS's Board of Directors at which a change in price of UPS

Common Stock is considered by the Board. Therefore, it is anticipated that the Current Price for all shares of UPS Common Stock included in units to which an eligible manager or supervisor has subscribed with respect to any Quarterly Purchase Period will be the Current Price as of the first day of such period. The Current Price of a share of Overseas Capital Stock generally changes only in early January of each year when Overseas announces the audited book value per share as determined as of December 31 of the preceding year. Therefore, it is anticipated that an adjustment in the amount of deductions within a Quarterly Purchase Period to reflect a change in Current Prices will only occur in the December through February Quarterly Purchase Period to reflect the change, if any, in the Current Price of a share of Overseas Capital Stock. Because any increase or decrease in the Current Price of a share of Overseas Capital Stock is likely to occur before the February 15 Quarterly Purchase Date, the Price of all units to which an eligible manager or supervisor has subscribed in the December through February Quarterly Purchase Period, including units for which salary deductions were made prior to the change, will be affected by the change in the Current Price of Overseas Capital Stock. Accordingly, the total price of units subscribed to in such Quarterly Purchase Period will be adjusted by the amount of the change in the Current Price of an Overseas share multiplied by the number of whole shares of Overseas Capital Stock included in the units subscribed to, including, where appropriate, any Additional Overseas Share; the amount of salary deductions to be made from each of the remaining salary payments during such Quarterly Purchase Period will be adjusted to reflect the change in the Current Price of a share of Overseas Capital Stock and the fact that the amount of the deduction made in December was based on the former Current Price of a share of Overseas Capital Stock; and deductions in subsequent months will be adjusted to reflect the new Current Price.

     In the event that a change in the Current Price of a share of UPS Common Stock or Overseas Capital Stock occurs between the first day of a Quarterly Purchase Period and the related Quarterly Purchase Date, other than as described above, similar adjustments will be made, including adjustments relating to the cost of any Additional Overseas Share. If for any reason it is not possible to increase deductions to reflect an increase in the Current Prices of UPS shares and Overseas shares and therefore the Unit Price of subscribed-for units cannot be deducted from the employee's salary during a Quarterly Purchase Period, UPS will apply the amount scheduled to be deducted from salary payments during such Quarterly Purchase Period to the purchase of the maximum number of units which such amount will purchase as of the Quarterly Purchase Date. The excess of the amount deducted over the Unit Price of the units purchased will be applied to reduce the amount of the deductions to be made from such subscriber's subsequent salary payments. If, as a result of the timing of any decrease in such Current Prices, deductions exceed the Unit Price of subscribed-for units, the excess will likewise be applied to reduce the amount of the deductions to be made from such subscriber's subsequent salary payments.

     Subscribers will not be entitled to receive, and no adjustment will be made on account of any cash or stock dividend made payable to shareowners of record on a date preceding acceptance of subscriptions (including where subscriptions are accepted on a Purchase Date). In the event of a distribution characterized by the Board of Directors of UPS or Overseas, as the case may be, as a stock split prior to acceptance of subscriptions which have been received, the number of shares subject to the subscription will be adjusted proportionately.

     Overseas Capital Stock. Overseas Capital Stock will be sold at the Current Price in effect when the subscription is accepted by UPS. Subscribers who remitted payment with their Overseas Subscription Agreement and whose subscriptions have not been accepted by UPS at the time of an increase in the Current Price of the Overseas Capital Stock will be notified of the increase, and the individual subscriber may then choose either: (i) to withdraw his/her subscription, (ii) to pay UPS the additional amount needed to pay the higher subscription price or (iii) to reduce his/her subscription.

     Subscribers will not be entitled to receive, and no adjustments will be made on account of any cash or stock dividend made payable to shareowners of record on a date preceding acceptance of subscriptions. In the event of a distribution characterized by the Board of Directors of Overseas as a stock split prior to acceptance of subscriptions which have been received, the number of shares subject to the subscription will be adjusted proportionately.

REJECTION OF SUBSCRIPTIONS.

     UPS must retain the exclusive right to accept or reject any subscription until the subscription has been accepted. Since the primary purpose of the Offering is to enhance the ownership relationship of managers and supervisors with UPS, events such as changes in a subscriber's employment status with the Company or the personal financial circumstances of the subscriber or conditions or activities which suggest that the subscriber is seeking to purchase shares with a view to short-term speculation rather than investment may result in rejection. Similarly, changes in applicable federal or local law or regulation which make it impracticable to continue the Offering generally or in particular areas may require the rejection of subscriptions or suspension of solicitations. These examples are intended to illustrate reasons why UPS must reserve the right to reject any subscription or group of subscriptions and are not intended to limit the discretion of UPS to reject any subscription. In addition, UPS expects that it will reject subscriptions which fail to comply with the terms of the Offering as described in this Prospectus and in the applicable subscription agreement, although it may alternatively, from time to time, provide a subscriber with the opportunity to conform to the subscription agreement before doing so. Upon the rejection of subscriptions, UPS will refund to the subscriber, without interest, any monies paid by, or deducted from the salary of, such subscriber on account of his/her subscription.

     UPS additionally reserves the right to reject any Payroll Deduction Plan subscription in whole or in part. UPS in its sole discretion may also reject for one or more Quarterly Purchase Periods, any quarterly subscription to units by not deducting the Unit Price of units subscribed to for that Quarterly Purchase Period from salary payments. UPS may also reject any quarterly subscription to units after deducting the Unit Price from a subscriber's salary payments by returning the amount so deducted, without interest, to the subscriber.

WITHDRAWAL OF PAYROLL DEDUCTION PLAN SUBSCRIPTIONS; CHANGE IN THE NUMBER OF UNITS SUBSCRIBED TO.

     An eligible manager or supervisor who has submitted a Subscription Agreement and Payroll Deduction Authorization and subscribed to units to be paid for by means of deductions from salary payments may withdraw such subscription at any time. In the case of quarterly subscriptions, a written notice of withdrawal will be effective to prevent future deductions from monthly or semi-monthly salary payments commencing with salary payments to be received in the month following receipt of the notice by UPS. A written notice of withdrawal will be effective to prevent a deduction from the one-half month salary payment only if it is received before November 15. By virtue of a subscriber's agreeing to participate in the Payroll Deduction Plan and to have UPS process the salary deductions without charging the subscriber the cost of the related administrative expenses, a subscriber will be deemed to have agreed that he or she is entitled to withdraw such subscription and receive a refund of any amount previously deducted from his/her salary payments in respect of such subscription only if a written request is received before the first day of the month in which the next Quarterly Purchase Date occurs in the case of quarterly subscriptions, or November 15 in the case of subscriptions payable from the one-half month salary payment. If any such request is not timely received, the subscriber will purchase the maximum number of units, including any Additional Overseas Share which may be purchased with the amount deducted, and the amount scheduled to be deducted, from his/her monthly or semi-monthly salary payments during such Quarterly Purchase Period in the case of quarterly subscriptions, or the amount scheduled to be deducted from such subscriber's one-half month salary payment in the case of subscriptions payable from the one-half month salary payment. No fractional units or fractional shares of Overseas Capital Stock will be sold. Any excess amount deducted will be returned to the subscriber, without interest.

     Subscribers may increase or decrease the number of units to which they wish to subscribe in each Quarterly Purchase Period by submitting a new Subscription Agreement and Payroll Deduction Authorization. The adjusted subscription and salary deductions will become effective in the month following receipt of the form by UPS. A subscriber who wishes to adjust the number of units to which he or she has subscribed from his/her one-half month salary payment may do so by submitting a new Subscription Agreement and Payroll Deduction Authorization which UPS must receive by November 15.

DELIVERY OF THE UPS AND OVERSEAS SHARES FOR THE ACCOUNT OF PURCHASERS UPON ACCEPTANCE.

     As soon as practicable after UPS has accepted a subscription, UPS will deliver (i) to the Trustee of the Stock Trust, for the benefit of the subscriber, the UPS shares subscribed to by the purchaser and (ii) to the Custodian of the Overseas shares, for the benefit of the subscriber, the Overseas shares subscribed to by the purchaser. A receipt for the UPS shares will be sent to subscribers by Fidelity as Trustee under the Stock Trust, and acknowledgements for the Overseas shares will be sent to subscribers by Fidelity as Custodian for the Overseas shares.

     The Overseas shares will be deposited with Fidelity as Custodian for each subscriber. Fidelity will register the shares in its name and will sell or otherwise dispose of the shares upon the subscriber's instruction and in conformity with the restrictions contained in the subscription agreements. Any cash dividends and other distributions which may be paid on the Overseas shares will be promptly remitted by Fidelity, as Custodian, to the shareowner.

     Owners of Overseas shares held by Fidelity receive periodic statements of the number of shares of Overseas Capital Stock held for their account and of dividends paid on those shares. Notice of any regular or special meeting of shareowners of Overseas are forwarded to shareowners by Fidelity, which votes the shares as directed by the shareowner or, on request, furnishes the shareowner with its proxy thus permitting the shareowner to vote the shares of Overseas stock held for him or her at the meeting.

     Until instructions are received by Fidelity requesting that the certificates for Overseas shares be delivered to a purchaser, Fidelity will continue to hold such shares, as Custodian for the purchaser.

RIGHTS OF UPS TO REPURCHASE UPS AND OVERSEAS SHARES SOLD IN THE OFFERING.

     The UPS Certificate of Incorporation provides UPS with the right to purchase all or a portion of the shares of UPS Common Stock which a shareowner seeks to sell or otherwise attempts to transfer for value to a third person at the same price and upon the same terms as the shares are proposed to be sold to the third person. See "DESCRIPTION OF UPS COMMON STOCK -- The UPS Right of Preferential Purchase." In addition, all the UPS shares will be subject to UPS's purchase rights under the Stock Trust. Under the Trust Agreement governing the Stock Trust, UPS has certain rights to purchase shares subject to the Stock Trust at their fair value (as defined in the Trust Agreement) following a trust participant's death, retirement or other termination of employment with UPS and when a trust participant seeks to withdraw shares held for his/her benefit under the Stock Trust. For a more complete discussion of the Stock Trust, the UPS rights of repurchase and the restrictions on transferability of shares subject to the Stock Trust, see "UPS MANAGERS STOCK TRUST" herein.

     Overseas' Bye-Laws provide UPS with the right to purchase all or a portion of the shares of Overseas Capital Stock upon a proposed sale or other attempted transfer for value of those shares, at a price equal to the lesser of the defined book value of the shares proposed to be sold or the proposed sale price. See "DESCRIPTION OF OVERSEAS CAPITAL STOCK -- UPS's Right of First Refusal." In addition, subscribers, in the Subscription Agreement, will be required to afford UPS the right to purchase the Overseas shares subscribed for following the beneficial owners retirement, death or other termination of employment with UPS. UPS may exercise this right to purchase all or a portion of the Overseas shares of a former employee at any time within a period of three years following such retirement, death or other termination (if the shareowner then owns less than 500 shares of Overseas Capital Stock) or in cumulative annual installments of up to 10% per year of such shares during a period of thirteen years following such termination (if the shareowner then owns 500 or more such shares). The purchase price is the per share book value of Overseas Capital Stock as determined from Overseas' audited balance sheet and reported in its most recently published Annual Report to Shareowners preceding the date of purchase or otherwise generally made available as of the date of such purchase to shareowners. A legend describing this right of purchase may be placed on the certificates representing the Overseas shares. Any transferee of Overseas shares will hold those shares subject to this right of purchase by UPS.

CHANGE IN THE OFFERING; INTERPRETATION.

     UPS reserves the right, in its sole discretion, to change any term or condition of, or terminate in its entirety, this Offering at any time, or from time to time. The interpretation of the terms and conditions of this Offering shall be in the sole discretion of the Board of Directors of UPS, or any committee of the Board of Directors to which the Board of Directors has delegated such responsibility, and any such interpretation which may be made by the Board of Directors or any such committee from time to time is final and binding upon all offerees and subscribers in this Offering.

     If, at any time or from time to time, there shall occur a change in the nature of a share of UPS Common Stock or Overseas Capital Stock as a result of a combination or reclassification of such shares, a subdivision of such shares characterized by the Board of Directors of UPS or Overseas, as the case may be, as a stock split or stock dividend, or other similar event, then, unless the Board of Directors of UPS shall otherwise expressly determine, the number or type of shares of UPS Common Stock or Overseas Capital Stock comprising a unit shall automatically be changed and adjusted to reflect such combination, reclassification, subdivision or other event.

                        DESCRIPTION OF UPS COMMON STOCK

     UPS is authorized to issue 900,000,000 shares of common stock, par value $.10 per share ("Common Stock"), of which 580,000,000 are issued and outstanding (including those shares held by UPS for distribution in connection with its stock plans) on the date hereof. UPS is also authorized to issue 200,000,000 shares of preferred stock, without par value. At present, no shares of preferred stock have been designated or are outstanding.

     Each share of UPS Common Stock is entitled to one vote in the election of directors and other matters, except that, generally, any shareowner or shareowners acting as a group (other than the Trust or any employee benefit plan of UPS) who beneficially own more than 10 percent of the voting stock are entitled to only one one-hundredth of a vote with respect to each vote in excess of 10 percent of the voting power of the then outstanding voting stock. Holders have no preemptive or other right to subscribe to additional shares. In the event of liquidation or dissolution, they are entitled to share ratably in the assets available after payment of all obligations. The shares sold pursuant to this Offering are fully paid and nonassessable. The shares are not redeemable by UPS except through UPS's exercise of the preferential right of purchase mentioned below and, in the case of stock subject to the Stock Trust, UPS's right of purchase in the circumstances described in "UPS MANAGERS STOCK TRUST" herein.

THE UPS RIGHT OF PREFERENTIAL PURCHASE.

     The UPS Certificate of Incorporation provides that no outstanding shares of UPS capital stock entitled to vote generally in the election of directors may be transferred, except by bona fide gift or inheritance, unless the shares shall have been first offered, by written notice, for sale to UPS at the same price and on the same terms upon which they are to be offered to the proposed transferee. UPS has the option, within thirty days after receipt of the notice, to acquire all or a portion of the shares upon the terms offered. If UPS fails to exercise or waives the option, the shareowner may, within a period of twenty days thereafter, sell to any other person all, but not part, of the shares which were previously offered to UPS, for the price and on the terms described in the offer. All transferees of shares hold their shares subject to the same restriction. Shares previously offered but not transferred within the twenty-day period remain subject to the initial restrictions. Shares may be pledged or otherwise used as collateral security, but no transfer may be made upon a foreclosure of the pledge unless the shares shall have first been offered to UPS in the manner described above.

     In addition, any shareowner who is an "affiliate" of UPS, as that term is defined in Rule 144 under the Securities Act of 1933, could effect a public resale of such participant's shares to a purchaser other than UPS only under the applicable provisions of that rule or upon delivery of an effective prospectus applicable to such a resale.

                            UPS MANAGERS STOCK TRUST

     The Stock Trust is a method by which the individuals who manage and supervise the affairs of UPS are provided with means of participating in the stock ownership of UPS during their years of active service and by which their stock is made available for those who will succeed them in the management of UPS.

     All shares in the Stock Trust are held by Fidelity, as Trustee, for the benefit of the participants in the Stock Trust, subject to certain rights of repurchase which the Trust Agreement gives up to UPS.

     Participants in the Stock Trust are entitled to receive all dividends on their shares of UPS Common Stock, except that stock dividends are added to the shares held by the Trustee for the benefit of the individual participants. Participants are also furnished with annual reports, proxy statements and other communications of UPS to its shareowners. A participant may vote his/her shares by directing the Trustee how to vote, or if a participant chooses to vote personally, by directing the Trustee to deliver a proxy to him or her.

     Any participant may request withdrawal of all or some of the shares held for his/her benefit under the Stock Trust at any time, or from time to time. UPS becomes entitled to purchase the shares at their fair value, as defined, within 60 days of receipt of the written request. The Stock Trust defines "fair value" as the fair value of the shares at the time of sale, or if there is a difference of opinion as to the value, "fair value" is considered the average price per share of all shares of UPS Common Stock sold during the 12 months preceding the sale involved.

     For many years, UPS has purchased all shares which employees have asked to have withdrawn from the Stock Trust at the price at which it was then expressing its willingness to purchase its own shares.

     There is no assurance that UPS will at all times need or be able to purchase shares which participants wish to sell. If UPS does not purchase the shares that participants ask to withdraw, they would then be entitled to receive them, free and clear of the Stock Trust, after expiration of the 60 days and would be free to sell them subject to a continuing preferential purchase right which UPS has with respect to all of its stock. See "DESCRIPTION OF UPS COMMON STOCK -- The UPS Right of Preferential Purchase." There is no charge to participants upon withdrawal of shares from the Stock Trust.

     The Stock Trust provides that participants may, with the consent of UPS, temporarily withdraw shares from the Trust to pledge them as security for loans by executing with UPS a consent setting forth the terms and conditions of withdrawal and delivering it to the Trustee. The Stock Trust also provides that an attempted assignment or levy upon shares shall be treated as a request to withdraw the shares from the Stock Trust. Further, consistent with prior practices under the Stock Trust before it was amended and restated, a participant may transfer shares of UPS Common Stock by gift or by will or the laws of descent and distribution to family members, and, in certain limited circumstances, donations of UPS Common Stock to others may be permitted with the consent of UPS provided that the transferee of the participant (all such transferees, collectively the "participant's transferees") agrees to the terms of the Stock Trust.

     The Trust Agreement gives UPS the right to purchase a participant's shares at their fair value, as defined, following a participant's death, retirement or, termination of employment. However, if at least 1,000 shares are held for the benefit of a participant and the participant's transferees under the Stock Trust, UPS may purchase a cumulative annual amount of 10% of the 1,000 or more shares held for the benefit of a participant and participant transferees, unless the owner requests withdrawal of shares from the Stock Trust, whereupon UPS can purchase them within 60 days of the request.

     Further, under the trust agreements in use until July, 1995, which have not subsequently been modified, if at least 500 shares are held for the benefit of a participant under such trust agreements when active employment ceases, UPS can purchase a cumulative annual amount of 10% of the 500 or more shares held for the benefit of such participant for a period of 13 years after the cessation of the participant's active employment, unless the participant requests withdrawal of shares from the trust whereupon UPS can purchase these within 60 days of the request. If UPS fails to purchase any shares held under such trust agreements within 13 years after the cessation of the participant's active employment, the participant has the right to withdraw them, free and clear of the Stock Trust but subject to the preferential purchase right of UPS referred to above. In addition, under trust agreements in use until 1967, which have not subsequently been modified, UPS has the right in certain cases to purchase stock held by a participant at any time within three years after the participant ceases to be an active employee, even though 500 or more shares are held for the participant's benefit.

     If less than 1,000 shares are held for the benefit of a participant and the participant's transferees when active employment ceases, UPS may purchase all of the shares beneficially owned by the participant and the participant's transferees at any time, subject to the owner's right to request withdrawal and the right of UPS to purchase the shares within the next 60 days.

     In addition, under trust agreements in use until July 1995, which have not subsequently been modified, if less than 500 shares are held for the benefit of such participant when active employment ceases, UPS may purchase all of the participant's shares at any time within the following three years, subject to participant's right to request withdrawal and the right of UPS to purchase the shares within the next 60 days.

     The Stock Trust may be terminated by the vote of a majority of the shares subject to the Stock Trust, with the prior written consent of UPS, or if the Trustee should resign, by failure of a majority of participants or UPS to designate a successor trustee. UPS has the right to remove the Trustee at any time, with or without cause, and to appoint a successor Trustee. Upon termination, the shares would be delivered to participants subject to UPS's right to purchase such shares at fair value upon ninety (90) days' prior written notice of intention to purchase. UPS may assign its purchase rights under the Stock Trust to another party.

                     DESCRIPTION OF OVERSEAS CAPITAL STOCK

     Overseas is authorized to issue 900,000,000 shares of Capital Stock, $.10 par value per share, of which 136,000,000 were issued and outstanding on the date hereof. It is also authorized to issue 200,000,000 shares of Preference Stock, par value $.10 per share. At present no such shares have been issued or are outstanding nor are there any plans to issue any such shares.

     Each share of Overseas Capital Stock is entitled to one vote in the election of directors and other matters except that any "Substantial Shareholder," as defined in Overseas' Bye-Laws, is entitled to only one-hundredth of a vote with respect to each vote which is in excess of 10 percent of Overseas' outstanding voting stock (as hereinafter defined). The term Substantial Shareholder is defined to mean any shareholder, other than UPS or any employee benefit plan of Overseas or UPS, who is the beneficial owner of more than 10 percent of the voting power of the outstanding shares of Overseas entitled to vote generally in the election of directors ("Voting Stock"). There are no limitations imposed by foreign law, or by Overseas' Memorandum of Association and Bye-Laws, or by any agreement or other instrument to which Overseas is a party or to which it is subject, on the right of shareowners, solely by reason of their citizenship or domicile, to vote Overseas Capital Stock. Upon liquidation, Overseas' shareowners are entitled to share on a pro rata basis in the assets of Overseas legally available for distribution to shareowners.

     Fidelity is the transfer agent and registrar for Overseas Capital Stock. Its address is 765 Broad Street, Newark, New Jersey 07101.

UPS'S RIGHT OF FIRST REFUSAL.

     Overseas' Bye-Laws provide that no outstanding shares of Overseas Voting Stock, including shares of Overseas Capital Stock, may be transferred, except by bona fide gift or inheritance, unless such shares shall have first been offered, by written notice, for sale to UPS at the lower of their book value or the price at which they are to be offered to the proposed transferee and on the same terms upon which they are to be offered to the proposed transferee. Notices of proposed transfers must be sent to the Treasurer of UPS, must set forth the number of shares proposed to be sold, the proposed price per share, the name and address of the proposed transferee, the terms of the proposed sale and must contain a statement by the proposed transferee that the information contained in the notice is true and correct. UPS has the option, within 30 days after receipt of the notice, to purchase all or a portion of such shares. If UPS fails to exercise or waives the option, the shareowner may, within a period of 20 days thereafter, sell to the proposed transferee all, but not part, of the shares which were previously offered to UPS and not purchased by it pursuant to its option, for the price and on the terms described in the notice. All transferees of shares hold their shares subject to the same restrictions. Shares previously offered to UPS but not transferred within the 20 day period remain subject to the initial restrictions. Shares of Overseas Voting Stock may be pledged but they may not be transferred upon foreclosure unless they have first been offered to UPS in the manner described above.

     In addition, any shareowner who is an "affiliate" of Overseas, as that term is defined in Rule 144 under the Securities Act of 1933, could effect a public resale of each participant's shares to a purchaser other than Overseas only under the applicable provision of that rule or upon delivery of an effective prospectus applicable to such a resale.

UPS'S RIGHT TO PURCHASE SHARES DISTRIBUTED AS INCENTIVE AWARDS AND SHARES SUBSCRIBED TO IN THIS OFFERING.

     UPS also has the right under Overseas' Bye-Laws to purchase shares of Overseas Capital Stock, distributed as incentive awards (including awards under the Incentive Plan) to employees of UPS and its subsidiaries following the recipient's retirement, death or other termination of employment. UPS may exercise this right to purchase all or a portion of such shares of a former employee at any time within a period of three years following such termination (if the shareowner owns less than 500 shares of UPS Capital Stock) or thirteen years (if the shareowner owns 500 or more of such shares). The purchase price will be the Current Price of the shares purchased at the time of purchase. Any transferee of shares of such Overseas Capital Stock owned by recipients of the incentive awards of Overseas shares will hold the same, including any Overseas shares transferred, subject to this right of purchase by UPS.

     Additionally, under Overseas' Bye-Laws and agreements with certain Overseas shareowners, including the subscription agreements relating to this Offering, UPS has other rights to purchase Overseas Capital Stock at its book value per share under certain circumstances. The rights to purchase Overseas Capital Stock afforded UPS by subscribers in this Offering are similar, but not identical, to UPS's right to purchase Overseas shares distributed as incentive awards. See "THE OFFERING -- Rights of UPS to Repurchase UPS and Overseas Shares Sold in This Offering."

                                 EXPERTS -- UPS

     The financial statements incorporated in this Prospectus by reference from UPS's Annual Report on Form 10-K for the year ended December 31, 1994, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                              EXPERTS -- OVERSEAS

     The financial statements incorporated in this Prospectus by reference from Overseas' Annual Report on Form 10-K for the year ended December 31, 1994, have been audited by Deloitte & Touche, independent auditors, as stated in their report which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                    LEGAL MATTERS CONCERNING THE UPS SHARES

     The due issuance of the UPS shares being offered has been passed upon by Messrs. Schnader, Harrison, Segal & Lewis, Philadelphia, Pennsylvania. William
H. Brown, III, a director of UPS, is a partner of Schnader, Harrison, Segal & Lewis. As of July 1, 1995, Mr. Brown owned 23,300 shares of Common Stock of UPS.

                  LEGAL MATTERS CONCERNING THE OVERSEAS SHARES

     The due issuance of the Overseas shares being distributed as described herein has been passed upon by Conyers, Dill & Pearman of Hamilton, Bermuda. Richard S.L. Pearman and John M. Sharpe, each of whom is a Director of Overseas, are members of that firm, and Nicolas G. Trollope, who is an Alternate Director of

Overseas, is also a member of that firm. Jeffrey L. Schulte, a partner of Schnader, Harrison, Segel & Lewis, has been appointed as the duly authorized agent of Overseas in the United States for service of process. His address is Suite 2800, 303 Peachtree Street, N.E., Atlanta, Georgia 30308-3252.


                       NOTICE TO RESIDENTS OF CALIFORNIA

     The offering of securities pursuant to this Prospectus is not being extended to California residents. However, UPS is willing to consider the waiver of its rights of first refusal relating to shares of UPS Common Stock and Overseas Capital Stock to enable managers and supervisors who are residents of California and who seek to purchase shares of UPS Common Stock and Overseas Capital Stock from shareowners who wish to sell such shares. Interested employees should contact UPS Shareowner Relations.

                         NOTICE TO RESIDENTS OF INDIANA

     The purchase of shares of Overseas Capital Stock may not be effected by means of salary deductions in Indiana. Therefore, residents of Indiana who wish to subscribe to units and to participate in the Payroll Deduction Plan must tender to UPS, by means of a check or money order, the purchase price of the shares of Overseas Capital Stock subscribed to by the first day of the month in which a Quarterly Purchase Date occurs, or by November 15 in the case of subscriptions to be paid for out of the one-half month salary payment. If such payment is not received in a timely fashion UPS reserves the right to reject a subscription for units in its entirety, in which case a subscriber will not be entitled to purchase any securities, or to fulfill the subscription only for shares of UPS Common Stock. Salary deductions for the purchase price of shares of UPS Common Stock will be effected in the manner provided for deduction of the Unit Price.

     If an eligible manager or supervisor resident in Indiana subscribes to a number of units in any Quarterly Purchase Period or from the one-half month salary payment which is not evenly divisible by four, resulting in a subscription for a fractional number of shares of Overseas Capital Stock, then UPS may, at its option, (i) reject the subscription in full; (ii) notify the subscriber and allow him/her the opportunity to remit the additional amount to yield a whole share; or (iii) fulfill the subscription for the purchase of the whole number of shares of Overseas Capital Stock included in the units and for which payment has been received, and refund any excess monies to the subscriber. Currently, UPS intends to reject subscriptions that are for fractional amounts.

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  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE DISTRIBUTION OF SHARES OF THE COMMON STOCK OF UPS AND THE CAPITAL STOCK OF OVERSEAS DESCRIBED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY UPS OR OVERSEAS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY DISTRIBUTION OF UNITS OR OVERSEAS CAPITAL STOCK SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF UPS OR OVERSEAS SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION WITH RESPECT TO THE FOREGOING SHARES, OR ANY OTHER SECURITIES, OR AN OFFER OR SOLICITATION BY ANYONE IN ANY STATE OR JURISDICTION INTO WHICH NEITHER UPS NOR OVERSEAS IS QUALIFIED TO FORWARD SUCH SHARES OR AN OFFER OR SOLICITATION WITH RESPECT THERETO TO ANY PERSON TO WHOM IT IS UNLAWFUL TO FORWARD THE SHARES IN SUCH STATE OR JURISDICTION.

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                  TABLE OF CONTENTS                    PAGE
                                                       ----
Available Information................................     3
Incorporation of Certain UPS and Overseas Documents
  by Reference.......................................     3
The Companies........................................     4
  UPS................................................     4
  Overseas...........................................     4
Periodic Reports.....................................     5
Potential Conflict of Interest.......................     5
The Offering.........................................     5
  Reasons for the Offering...........................     5
  Term of the Offering...............................     6
  Use of Proceeds from Sales by UPS..................     6
  Eligibility to Subscribe to Units..................     6
  How to Subscribe to Units..........................     7
  Provisions of the Subscription Agreements for
    Units............................................    10
  How to Calculate the Unit Price....................    10
  Eligibility to Subscribe to Shares of Overseas
    Capital Stock....................................    11
  How to Subscribe to Shares of Overseas Capital
    Stock............................................    11
  Provisions of the Overseas Subscription
    Agreement........................................    12
  How to Calculate the Price of the Overseas Capital
    Stock............................................    12
  Acceptance of Subscriptions by UPS.................    12
  Normal Processing and Acceptance of
    Subscriptions....................................    13
  Delayed Acceptance of Subscriptions; Unavailability
    of Shares........................................    13
  Effects of Changes in Current Prices or Dividends
    on Unaccepted Subscriptions......................    14
  Rejection of Subscriptions.........................    16
  Withdrawal of Payroll Deduction Plan Subscriptions;
    Change in the Number of Units Subscribed To......    16
  Delivery of the UPS and Overseas Shares for the
    Account of Purchasers upon Acceptance............    17
  Rights of UPS to Repurchase UPS and Overseas Shares
    Sold in the Offering.............................    17
  Change in the Offering; Interpretation.............    18
Description of UPS Common Stock......................    18
  The UPS Right of Preferential Purchase.............    18
UPS Managers Stock Trust.............................    19
Description of Overseas Capital Stock................    20
  UPS's Right of First Refusal.......................    20
  UPS's Right to Purchase Shares Distributed as
    Incentive Awards and Shares Subscribed to in This
    Offering.........................................    21
Experts -- UPS.......................................    21
Experts -- Overseas..................................    21
Legal Matters Concerning the UPS Shares..............    21
Legal Matters Concerning the Overseas Shares.........    21
Notice to Residents of California....................    22
Notice to Residents of Indiana.......................    22


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                                      LOGO

                                   SHARES OF

                             UNITED PARCEL SERVICE
                                OF AMERICA, INC.

                                  COMMON STOCK

                                      AND

                                   SHARES OF

                               OVERSEAS PARTNERS
                                      LTD.

                                 CAPITAL STOCK

                     UNITED PARCEL SERVICE OF AMERICA, INC.

                               DECEMBER 11, 1995


                             OVERSEAS PARTNERS LTD.

                               DECEMBER 11, 1995

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